Exhibit 99.1

AbTech Industries, Inc. Executes Contract for $12 Million Stormwater Systems Project in Nassau County, New York

Work on First-Of-Its-Kind Contract for Storm Water Management in U.S. to begin immediately

SCOTTSDALE, AZ – October 10, 2013 – Abtech Holdings, Inc. (OTC QB: ABHD) (the “Company”), a full-service environmental technologies and engineering firm providing innovative solutions addressing issues of water pollution and contamination to communities, industry and governments, today reported that Nassau County, Long Island, New York, fully executed a Not-To-Exceed $12 million contract with AbTech Industries, Inc., a subsidiary of the Company, for the nation’s first design-build-operate (“DBO”) storm water management project. The project, which was originally awarded July 1, 2013, addresses 10 stormwater outflow pipes in the county. Work on the project is expected to begin immediately.

The contract is structured in multiple phases. The first year of the three-year contract will involve site selection, technology selection, design and installation. The final two years of the contract will involve the operation, maintenance and water quality monitoring of the installations. The contract allows the County to extend the operation, maintenance and monitoring phases. The Company will be paid monthly progress payments for the portions of the project that are completed each month. Approximately 95% of the contract amount will be paid in the first year of the contract.

AbTech Industries will lead a team that includes its stormwater specialty firm, AEWS Engineering LLC, and regional firm Cameron Engineering LLP. AbTech will subcontract with local firms for the installation work and may also engage subcontractors for some of the other project tasks.

Commenting on the contract execution, Bjornulf White, AbTech’s EVP of Business Development said, “This first-of-its-kind DBO Stormwater management contract provides a template to proactively and effectively address the national stormwater problem through a public-private partnership model. AbTech Industries will work with and under the direction of Nassau County’s Public Works Department to assist the county in meeting its environmental compliance requirements and upgrade its stormwater outfall systems. The upgrades will be designed to address contaminants of concern such as bacteria, oils/greases, trash, debris and sediment, all of which may affect environmental and public health. In addition, AbTech plans to address flooding where necessary by designing the systems to prevent ‘reverse’ flow. These designs will utilize technology to prevent tidal storm surges from channelling stormwater upwards to streets. Nassau County is representative of several other counties on the eastern seaboard that have similar issues to address.”

Glenn Rink, CEO of AbTech, remarked, “This project in Nassau County validates our position as a stormwater solutions provider and elevates AbTech’s visibility as a full-service, water pollution treatment company.  This evolution of our business model affords us better control of the business development process and expands our addressable market, exponentially.”

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Investor Contact:Yvonne L. Z

Yvonne Zappulla

Managing Director

Grannus Financial Advisors, Inc.

212-681-4108

Yvonne@GrannusFinancial.com

or

Media Contact:

Hillary Yaffe

Burson-Marsteller

212-614-4924

Hillary.Yaffe@bm.com

ABOUT ABTECH HOLDINGS, INC. (OTCBB: ABHD) AND ABTECH INDUSTRIES, INC.

AbTech Industries, Inc. (a subsidiary of AbTech Holdings Inc.) is a full-service environmental technologies and engineering firm dedicated to providing innovative solutions to communities, industry and governments addressing issues of water pollution and contamination. Its products are based on polymer technologies capable of removing hydrocarbons, sediment and other foreign elements in stormwater runoff (ponds, lakes and marinas), flowing water (curbside drains, pipe outflows, rivers and oceans), and industrial process and wastewater. AbTech's offerings include the ground-breaking new antimicrobial technology called Smart Sponge® Plus. This technology is effective in reducing coliform bacteria found in stormwater, industrial wastewater, and municipal wastewater. Smart Sponge® Plus is registered with the Environmental Protection Agency (Registration #86256-1). AbTech's teams of water treatment technology experts, civil and environmental engineers, and field operations specialists develop solutions to improve the quality of our limited water resources. AEWS Engineering (a subsidiary of Abtech Holdings, Inc.), is an independent engineering civil and environmental engineering firm partnered with top research and engineering universities. By focusing on bringing new engineering and technology innovation to the water infrastructure sector, AEWS is positioned to be at the forefront of stormwater Best Management Practices development and to deliver the latest in design excellence to its customers. For more information please visit www.abtechindustries.com. More information on AEWS Engineering can be found at www.aewsengineering.com.

This news release contains "forward-looking statements" which are not purely historical and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

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